Exhibit 10.33

SECOND IMPLEMENTATION AGREEMENT

TO

OWNER PARTICIPATION AGREEMENT

by and between

THE COMMUNITY REDEVELOPMENT AGENCY

OF THE CITY OF LOS ANGELES

and

SL NO HO, LLC

North Hollywood Redevelopment Project

SECOND IMPLEMENTATION AGREEMENT

This SECOND IMPLEMENTATION AGREEMENT TO OWNER PARTICIPATION AGREEMENT (this “Second Implementation Agreement”) is entered into as of December 12, 2003 by and between THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, a public body, corporate and politic (the “Agency”), and SL NO HO, LLC, a California limited liability company (the “Developer”). The Agency and the Developer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

The following Recitals are a substantive part of this Second Implementation Agreement. Unless otherwise defined herein, capitalized terms in this Second Implementation Agreement shall have the meaning given to them in the OPA, as hereinafter defined in Recital A.

A.       The Agency and Developer entered into that certain Owner Participation Agreement dated as of March 5, 2002, as amended by that certain First Implementation Agreement to Owner Participation Agreement dated as of November 18, 2002 (the “OPA”).

B.        Pursuant to the OPA, the Developer is obligated to design, finance and develop the Project on the Site.

C.        Through this Second Implementation Agreement, the Developer and the Agency intend to revise the description of the improvements to be constructed on Subarea A and Subarea B; create two phases for the construction of the Subarea B improvements; revise the Scope of Development and the Schedule of Performance to make them consistent with the provisions of this Second Implementation Agreement; clarify the Agency’s obligation regarding the payment of tax increment; and make certain other clarifying changes to the OPA.

D.        The parties are entering into this Second Implementation Agreement for good and valuable consideration, the receipt of which is hereby acknowledged.

NOW, THEREFORE, the Agency and the Developer agree that the OPA shall be amended as follows:

AGREEMENT

Section 1.      The Development Site. The second and third sentences of Section 102: The Development Site are amended to read as follows: “The Site consists of Subarea A, Subarea B-l, Subarea B-2 and Subarea C and Subarea D, each of which is illustrated and designated as such on the Site Map with Subarea B-l and Subarea B-2 specified on the site plan attached to the Second Implementation Plan as Attachment 1. A Subarea, as used in this Agreement, shall shall mean Subarea A, Subarea B-l, Subarea B-2, Subarea C and/or Subarea D, as the context requires.”

Section 2.      Subarea A Improvements. The first sentence of Section 103.1(a) “Subarea A Improvements” is deleted and replaced with the following: “The Developer shall construct a residential complex containing approximately 438 units and associated parking.”

Section 3.      Subarea B Improvements. Section 103.1(b) “Subarea B Improvements” is deleted in its entirety and replaced with the following:

“Section 103.1 (b) “Subarea B Improvements”. Subarea B shall be divided into Subarea B-l and Subarea B-2 and the Developer shall construct the Subarea B improvements in two phases. The Subarea B-l improvements shall consist of approximately 60,000 square feet of commercial, retail and restaurant space. The Subarea B-2 improvements shall consist of residential complex including approximately 278 residential units and approximately 14 live/work units and a parking structure providing sufficient parking to comply with City code requirements for both Subarea B-l and Subarea B-2. Subarea B-l and B-2 are specified on the site plan attached to the Second Implementation Agreement as Attachment 1.

Section 4.      Subarea C Improvements. The first sentence in Section 103.1(c) “Subarea C Improvements” is amended to delete the phrase “42,000 square feet of retail and restaurant space” and to replace the deleted phrase with the phrase “72,000 square feet of retail and restaurant space.”

Section 5.      Affordable Housing Requirements. A new sentence is added to the first paragraph of Section 103(e)(l) as follows: “In no event shall the Restricted Units include the live/work units constructed in Subarea B.”

Section 6.      Affordable Housing. Section 103.1 is amended to add a new Section 103.1(e)(4) Calculation of Housing Subsidy to read as follows:

“(4)     Calculation of Housing Subsidy. In consideration of the recordation of the Affordability Covenants, the Agency has agreed, in Attachment No. 8, Section II, to pay the Developer the Housing Subsidy (defined as the amount required to offset the projected reduction in revenue resulting from the recordation of the Affordability Covenants against the residential units to be constructed on Subareas A and B-2). The amount of the Housing Subsidy shall be determined as follows: On the first (1st) day of the sixteenth (16th) full month following Completion of all residential units in a particular Subarea, the Developer (in conjunction with the Agency), utilizing the data from the then most recent two (2) months of operation, shall perform the following calculations:

(i)         The Developer (in conjunction with the Agency) shall determine the average annual market rent per unit being charged for a particular category of occupied residential units in a particular Subarea which are not Restricted Units. “Occupied,” as used herein, shall mean any unit that has been occupied during the most recent two (2) months of operation for at least one (1) day. The categories of residential units to be considered include one bedroom, two bedroom and residential loft units. Once the average annual market rent per unit has been calculated for each category of residential units which are not Restricted Units, the Developer (in conjunction with the

Agency) shall multiply the average annual market rent by a occupancy factor of ninety five percent (95%) and then multiply that number by the total number of Restricted Units in the corresponding category in the applicable Subarea. The sum of the product of each such multiplication shall be the total annual market rent for all of the Restricted Units in that Subarea. Such total annual market rent for the Restricted Units in that Subarea shall hereafter be referred to as the “Annual Market Rent for Restricted Units.

(ii)        The Developer shall subtract from the Annual Market Rent for Restricted Units in a particular Subarea, the maximum allowable annual rent for all the Restricted Units, based on the maximum Affordable Rent allowed to be charged on the Restricted Units pursuant to Section 1(e)(l) of the OPA, multiplied by a ninety five percent occupancy factor (the “Annual Affordable Rent”). The difference shall hereinafter be referred to as the “Annual Rental Shortfall. Since the Affordability Covenants will provide that the Restricted Units must remain available at Affordable Rent for not less than forty (40) years from Completion, the Developer (in conjunction with the Agency) shall project the Annual Rental Shortfall for the required forty (40) year period by assuming annual increases in the Annual Market Rent for Restricted Units of three and one-half percent (3-1/2%) and by assuming annual increases in the Annual Affordable Rent of two and one-half percent (2-1/2%). For each of the forty (40) years in the projection, Developer shall establish an Annual Rental Shortfall by subtracting the adjusted Annual Affordable Rent from the adjusted Annual Market Rent for Restricted Units.

(iii)       Once the Annual Rental Shortfall is projected for the 40 year period, the Developer (in conjunction with the Agency) shall discount such stream of Annual Shortfalls to its present value by utilizing a discount rate of eight and eighty seven one hundredths percent (8.87%). Such present value shall constitute, for purposes of this Subsection 103.1(e)(4), the Housing Subsidy.

The Agency shall cause the Housing Subsidy to be paid to the Developer, allocated by Subarea based on the total number of Restricted Units in each Subarea, through a combination of (y) a one-time cash payment, in the amount of Eleven Million Two Hundred Thousand Dollars ($11,200,000) (the “Cash Payment”), consisting of Five Million Dollars ($5,000,000) of “HOME Funds” and Six Million Two Hundred Thousand Dollars ($6,200,000) of “Currently Available Housing Trust Funds,” in each case as such terms are defined in Attachment 8, Section II, A and B, respectively, of the OPA, and (z) annual payments within an amortization period that terminates at the end of Agency Fiscal Year 2028-2029, for the principal amount of the balance of the Housing Subsidy remaining after the Cash Payment has been made, together with interest on such principal amount at the rate of six percent (6%) per annum (the “Annual Payments”). A total of one hundred forty three (143) Restricted Units shall be constructed within the combined areas of Subarea A and Subarea B-2. One hundred fifteen (115) Restricted Units shall be constructed in Subarea A. Twenty eight (28) Restricted Units shall be constructed in Subarea B-2. The Annual Payments shall consist of an amount equal to the Site-Generated Housing Trust Funds and to the extent necessary from the North Hollywood Housing Trust Funds, in each case as such terms are defined in Attachment No. 8, Section II, C and D, of the OPA. If the Agency elects not to make or elects to reduce the Annual

Payments, then the number of Restricted Units shall be reduced by calculating the number of Restricted Units which must be returned to market rate to replace the Agency’s payment. The Agency shall make a good faith effort to notify the Developer at the earliest practicable time of the Agency’s intention to reduce the Annual Payments. Once the number of Restricted Units has been reduced due to the failure to pay the Housing Subsidy, the Developer’s obligation to provide the Restricted Units shall be forever reduced, the Agency obligation to pay the Housing Subsidy shall be recalculated using the procedure set forth in this Section 103.1(e)(4) and the Developer shall not be required to increase the number of Restricted Units thereafter. If after calculating the Housing Subsidy pursuant to this Section 103.(1)(e)(4), the Agency and the Developer determine that the Cash Payment exceeds the Housing Subsidy, the Developer shall reimburse the Agency the amount of the Cash Payment in excess of the Housing Subsidy. The Developer shall make the reimbursement within fifteen (15) days following the determination of any excess Cash Payment. The Agency obligation to make an Annual Payment under this Section 103.(l)(e)(4) is subject to the Developer’s timely payment of property tax for the portions of the Site owned by the Developer. To the extent the Developer fails to pay its required property tax for a particular year in which the Housing Subsidy Payment is due, the Agency’s obligation to make a Housing Subsidy Payment shall be reduced by the Site-Generated Housing Trust Funds which would have been received by the Agency for that year.

The HOME Funds shall be allocated to the Restricted Units in Subarea A. The Six Million Two Hundred Thousand Dollars ($6,200,000) of Currently Available Housing Trust Funds shall be allocated across the Restricted Units constructed on Subarea A and Subarea B. The HOME Funds and the Currently Available Housing Trust Funds shall be disbursed on the Developer by the Agency as follows. Three Million Dollars ($3,000,000) of the HOME Funds shall be paid to the Developer as of the close of escrow for the conveyance to the Developer of the Acquisition Parcels in Subarea A. The remaining Two Million Dollars ($2,000,000) of HOME funds shall be paid to the Developer as reimbursement for Subarea A costs at the later of (i) April 1st, 2004 or (ii) the date of the issuance of the building permit for the construction of Subarea A Improvements. The prorated payment of Currently Available Housing Trust Funds for Subarea A in the amount of Three Million Nine Hundred Sixty Thousand ($3,960,000) shall be paid to the Developer at the later of (i) the funding of the HUD Loan (or the date the Developer advances Fourteen Million Dollars to the Agency in lieu of the HUD Loan) or (ii) the date of the issuance of the building permit for the construction of Subarea A Improvements. The prorated payment of Currently Available Housing Trust Funds for Subarea B constituting the balance of the Currently Available Housing Trust Funds shall be paid to the Developer at the later of (i) the funding of the HUD Loan (or the date the Developer advances Fourteen Million Dollars to the Agency in lieu of the HUD Loan) or (ii) the date of the issuance of the building permit for the construction of Subarea B Improvements. The Affordability Covenants referenced in Section 103.1(e)(l) shall reflect that Subarea A shall contain no less than thirty six (36) two bedroom units and four (4) one-bedroom units restricted as HOME assisted units. No fewer than eight (8) Home assisted two-bedroom units shall be available to Very Low Income Households; no fewer than twenty-eight (28) two bedroom units shall be available to household earning no more than sixty percent (60%) of the area median income for Los Angeles County and no fewer than four (4) HOME assisted one bedroom units shall be available to Low Income Households.”

An example of the procedure for the calculation of the Housing Subsidy and the Annual Payments is attached to this Second Implementation Agreement as Attachment 2.

Section 7.      Project Phasing. The paragraphs addressing the Phase 1, Phase 2 and Phase 3 in Section 103.2 Project Phasing are deleted in their entirety and replaced with the following:

“In Phase 1, the Developer shall develop the Subarea A improvements as described in Section 103.1(a) and as further specified in the Scope of Development within Subarea A. Commencement of Construction of the Subarea A improvements shall occur no later than April 1,2004.

In Phase 2, the Developer shall develop the Subarea B-1 improvements as described in Section 103.l(b) within Subarea B-1. The Developer shall commence construction of the Subarea B-l improvements not later than January 1, 2005. The Developer shall develop the Subarea B-2 improvements as described in Section 103.l(b) within Subarea B-2. Commencement of Construction of the Subarea B-2 improvements shall occur no later than July 1, 2004.

In Phase 3, the Developer shall develop the Subarea C improvements as described in Section 103.l(c) within Subarea C. Commencement of Construction of the Subarea C improvements shall occur no later than April 1, 2005.”

Section 8.      Parking Covenants. A new Section 103.3 Parking Covenants shall be added as follows:

“In addition to the conditions set forth in Section 506.1, as a condition of the close of escrow on the parcels comprising Subarea B-2, the Developer shall record a covenant as an encumbrance against the Subarea B-2 parcels granting the owner of the Subarea B-l parcels exclusive use of parking spaces within the parking structure to be constructed on the Subarea B-l parcels in such amount which meets the City code parking requirement for an approximately 60,000 square retail development. In the event the Agency exercises its option rights to the Subarea B-l parcels pursuant to Section 1004, the value of the parking covenants, if any, shall be included when valuing the Subarea B-l parcels.”

Section 9.      Commencement of Construction. A new definition of shall be added to Article 2 as follows in the appropriate alphabetical order:

““Commencement of Construction” means for each Subarea the commencement of grading and other site preparation activity on that Subarea.”

Section 10.    Agency Approval of Plans, Drawings, and Related Documents. Section 306 shall be amended to add the following as the final sentence to the Section: “Once the

Agency has approved a progressively more detailed set of drawings and specifications for a Subarea, all prior less detailed drawings and specifications submitted for that Subarea upon which the approved subsequent submittal was based shall be deemed approved, if such previous submittal was not approved in writing by the Agency.”

Section 11.    Offsite Improvements. Section 310.1 Dedication of Property shall be deleted and replaced with the following:

“Section 310.1.  Dedication of Property. The Developer shall dedicate property required from Subareas A, B and C to allow for the widening of Lankershim Boulevard, Chandler Boulevard, and Weddington Street. The property to be dedicated is depicted in an approximate manner on the site plan attached to the Second Implementation Agreement as Attachment 1. The Developer shall construct all public improvements along Fair Avenue, Cumpston Street and Weddington Street as required by the City within the time specified in the Schedule of Performance. To the extent approved by the City, the Developer shall be entitled to utilize the dedication of said portions of the Site for any applicable fees, credits, conditions, mitigations, mitigation measures or other City requirements otherwise allowed by law.”

Section 12.    Community Outreach Plan. A new Section 318.2.5. is added as follows:

“Section 318.2.5       Community Outreach Plan.

A.        Submission of Plan: Not later than sixty (60) days following the date of this Agreement for purposes of Subarea A (and at least sixty days prior to the Commencement of Construction for Subarea B-l, Subarea B-2 and Subarea C), the Developer shall meet with the Agency’s Office of Contract Compliance to hold a preconstruction meeting. During the preconstruction meeting, the Developer shall be provided with the policies and procedures of the Agency regarding the MBE and WBE outreach efforts, including the development of a Community Outreach Plan. The Developer shall be provided samples of Community Outreach Plans which have been approved by the Agency. Prior to commencing construction of the Improvements the Developer shall submit the Community Outreach Plan for the Project to the Agency Administrator or his/her designee for approval which shall not be unreasonabley withheld. The Community Outreach Plan shall set forth the methods the Developer will use to comply with this Section 318.2.5. Upon receipt of the Community Outreach Plan, the Agency shall, within thirty (30) days, approve or disapprove the Community Outreach Plan, or provide to the Developer a statement of actions required to be taken in order for the Community Outreach Plan to be approved. In calculating the percentages in Section 318.2.5.B, all contracts related to the grading and clearance of a Subarea shall be included when calculating the applicable percentages. If the Agency fails to respond within such thirty (30) day period, the Community Outreach Plan shall be deemed approved by the Agency. Except for Subarea A, the Developer shall not Commence Construction in any Subarea unless the Community Outreach Plan has been approved or deemed approved by the Agency.

B.        Contents of the Community Outreach Plan: The Community Outreach Plan shall include, at a minimum:

1.         Estimated total dollar amount (by trade) of all contracts and subcontracts to be let by the Developer or its prime contractor for the Improvements;

2.         List of all proposed M/WBEs that will be awarded a contract by the Developer or the prime contractor(s);

3.         Estimated dollar value of all proposed M/WBE contracts;

4.         Provide documentation demonstrating that reasonable efforts were made by the Developer and/or prime contractor to meet the Agency’s combined goal of twenty-five percent (25%) for MBE and WBE participation ONLY IF COMBINED GOALS ARE NOT MET;

5.         Evidence of M/WBE Certification of all firms listed as MBE or WBE in the Plan;

Firms purporting to be M/WBE do not require M/WBE Certification if their contract amount is less than Twenty Five Thousand Dollars ($25,000). Any firm for which the contract amount exceeds Twenty Five Thousand Dollars ($25,000) and which is not certified by the City of Los Angeles may not be considered an MBE or WBE for purposes of this Agreement.

6.         Description of the actions to be taken to meet the project area resident and business utilization objectives.

7.         Such other information and documentation with respect to the foregoing objectives as the Agency may reasonably deem necessary.

C.        General Information.

1.         During the construction of the Improvements, the Developer shall provide to the Agency such information and documentation as reasonably requested by the Agency.

2.         The Developer shall monitor and enforce the affirmative action and equal opportunity requirements imposed by this Agreement. In the event the Developer fails to monitor or enforce these requirements the Agency may declare the Developer in default of this Agreement (subject to the notice and cure rights provided in this Agreement) and thereafter pursue any of the remedies available under this Agreement.

Section 13.    Prevailing Wage. Section 318.3 (2) is deleted and a new Section 318.3(2) is added as follows:

“(2) Failure to provide all reasonably requested records and/or provide access to job site or worker: Five Thousand Dollars ($5000) per day, or portion thereof.”

Section 14.            HUD Loan. Section 402.1.1.(e) is amended to add the following sentence to the end of the paragraph: “Upon the Agency’s conveyance of the Acquisition Parcels in Subarea A to the Developer, the Developer’s right to terminate this Agreement pursuant to this Section 402.1.1.(e) shall be terminated.”

Section 15.            Developer Advance. Section 402.6.1 Original Letter of Credit is deleted and replaced with the following:

“Section 402.6.1                     Original Letter of Credit. Provided the Agreement has not theretofore been terminated pursuant to Section 1003, the Developer shall deliver to the Agency cash or an irrevocable at-sight, standby letter of credit, first approved in writing by the Agency as to form, content and issuer, in an amount determined in the second paragraph of this Section 402.6.1 and otherwise complying with the requirements of this Agreement (the “Original Letter of Credit”).

The Original Letter of Credit shall be provided in two phases. The first phase of the Original Letter of Credit shall consist of an amount equal to the difference between the amount of the Developer Advance attributable to Subarea A and Subarea B and the immediately available Acquisition Funds, as established by the Agency based on budgets prepared by the Agency and reviewed by the Developer. The amount of the Original Letter of Credit for the first phase (consisting of Subarea A and Subarea B) shall be an amount equal to the difference between Nineteen Million Dollars ($19,000,000) and the Purchase Price, calculated as Twelve Million Three Hundred Six Thousand Five Hundred Thirty Nine Dollars ($12,306,539). The Developer shall deliver to the Agency a portion of the first phase Original Letter of Credit currently with the purchase from the Agency of the Acquisition Parcels in Subarea A. The Developer shall pay a portion of the Purchase Price to the Agency at the close of escrow for the purchase of the Subarea A Acquisition Parcels in the amount of Three Million Eight Hundred Thirty Two Thousand Three Hundred Fifty Eight Dollars ($3,832,358). In addition, concurrently with the close of escrow for the Subarea A Acquisition Parcels, the Developer shall advance to the Agency as part of the Original Letter of Credit the amount of One Million One Hundred Sixty Seven Thousand Six Hundred Forty Two Dollars ($1,167,642). The balance of the first phase of the Original Letter of Credit in the amount of Five Million Five Hundred Twenty Five Thousand Eight Hundred Nineteen Dollars ($5,525,819) shall be provided in the form of the Developer’s assumption of the Section 108 Loan for a total Developer Advance under the first phase of the Original Letter of Credit in the amount of Six Million Six Hundred Ninety Three Thousand Four Hundred Sixty One Dollars ($6,693,461).

The second phase of the Original Letter of Credit shall consist of an amount equal to the difference between the amount of the Developer Advance attributable to Subarea C and Subarea D, if applicable, and any remaining unencumbered Acquisition Funds, as established by the Agency based on budgets prepared by the Agency and reviewed by the Developer. The Parties acknowledge that sufficient funds have not been identified to cover the costs attributable to Subarea C and Subarea D and that the second phase of the Original Letter of Credit may require the Developer to increase the initial Six Million Six

Hundred Ninety Three Thousand Four Hundred Sixty One Dollars ($6,693,461) amount. The Agency and the Developer shall work together to attempt to identify and obtain reasonable alternative funding sources for the Subarea C and Subarea D costs prior to requiring the Developer to provide the second phase of the Original Letter of Credit. Notwithstanding the foregoing, the Parties agree that in the event reasonable alternative funding sources cannot be identified and obtained by the Agency, the Developer shall provide the second phase of the Original Letter of Credit no later than thirty (30) days following the Agency’s written request for such second phase Original Letter of Credit. Notwithstanding the foregoing, if the Developer provides the second phase of the Original Letter of Credit, the Agency agrees to negotiate in good faith with the Developer a mutually agreeable arrangement by which the Developer shall be reimbursed for the funds advanced in the second phase of the Original Letter of Credit in a commercially reasonable manner.”

Section 16.            Definition of Project Costs. Subsection 6 of Section 601.2 Definition of Project Costs is be amended to add to the end of the sentence: “and imputed interest on Developer equity at a rate equal to the rate of interest of the construction loan for the particular Subarea. For purposes of this Section 601.2, Developer equity for a particular Subarea shall be defined as the difference between the total amount of Project Costs as set forth in the approved Certified Project Cost Statement, as defined below, for that particular Subarea and third party debt encumbering that particular Subarea.”

Section 17.            Form of Participation. The second paragraph of Section 605.2 Form of Participation is amended to add to the end of the paragraph: “Notwithstanding the Developer’s payment obligations set forth in this Section 605.2 and 605.3, below, any amounts owed to the Agency as an Agency Participation Payment shall first be applied to repayment of the Developer Advance, as calculated pursuant to Attachment 8, Section I.B., to the extent the Developer Advance has not been fully repaid, and then to the Agency. Pursuant to this Section 605.2 for offset of Agency Participation Payments against unpaid Developer Advance, and to the extent unpaid Developer Advance exists at the time of a refinance or a First Sale (as defined in Section 605.3(c) below) in Subarea A occurs, an amount equal to the lesser of (i) the amount of the unpaid Developer Advance and (ii) Three Million Dollars ($3,000,000) shall be available to offset any Agency Participation Payment due from the refinance or First Sale in Subarea A. Following a First Sale in Subarea A, any and all remaining unpaid Developer Advance shall be available to offset the amount of Agency Participation Payment due in Subarea B-l,B-2, and C. If a refinance or First Sale occurs in Subarea B-l, B-2, and C prior to a refinance of First Sale in Subarea A, an amount sufficient to pay down the unpaid Developer Advance to Three Million Dollars ($3,000,000) shall be available to offset the amount of Agency Participation Payment due in Subarea B-1, B-2, and C.”

Section 18.            Holder’s Right to Cure. Section 703.3 is deleted in its entirety and replaced with the following:

“Each holder of mortgages, deeds of trust, and other real property security instruments approved by the Agency pursuant to Section 109, above, shall be referred to as a “Lender” The Developer shall provide to the Agency the appropriate contact information for each Lender securing its lien by the Subarea, if the Lender wishes to obtain notice from the Agency pursuant to this Section 703.3. The Developer shall provide the appropriate contact information concurrently with the close of escrow of each Subarea or at such later time when the approved Lender records its liens against the appropriate Subarea. Whenever the Agency pursuant to its rights set forth in Article 10 delivers any notice or demand to the Developer with respect to the commencement, completion, or cessation of the construction of the Development, the Agency shall at the same time deliver to Lender having a lien upon the Subarea a copy of such notice or demand affecting such Subarea. Each Lender on a Subarea shall (insofar as the rights of the Agency are concerned) have the right, but not the obligation, at its option, within ninety (90) days after the receipt of the notice, to cure or remedy any such default or breach related to that Subarea by the Developer under this Agreement; provided, however, that in case of a default which cannot with diligence be remedied or cured within the ninety (90) day period, such Lender shall have such additional time as reasonably necessary to remedy or cure such default as long as the Lender commences to cure within ninety (90) days of receipt of the notice and diligently prosecutes the cure to completion. In no event may the Lender fail to cure within one hundred eighty (180) days from the date the Lender obtains lawful possession of the Subarea related to the such breach. Any Lender who forecloses on its deed of trust or is assigned, in lieu of foreclosure, the Developer’s rights under this Agreement as to any Subarea, shall have the right, but not the obligation, to undertake or to continue the construction or completion of the improvements on the Subarea upon execution of a written agreement with the Agency by which such Lender assumes the Developer’s rights and obligations under this Agreement as to the Subarea, approval of which agreement shall not be unreasonably, withheld, delayed or conditioned by the Agency. Any such Lender properly completing the improvements on such Subarea shall be entitled, upon written request made to the Agency, to a Certificate of Completion and a Release of the Construction Covenants for the Subarea from the Agency subject to the provisions of Section 319.

Section 19.            Agency Option to Acquire. Section 1004 shall be amended to add the following two sentences immediately prior to the last sentence in the Section:

“In the event that the Agency exercises the Agency Option, any proceeds paid by the Agency to the Developer shall first be paid by the Developer to the Lender (as defined in Section 703.3) holding the first lien on the Developer Parcel being purchased by the Agency until such time as the lender is repaid all indebtedness owed to lender by the Developer. Any exercise of the Agency Option shall not extinguish or impair the liens, security interests and assignments held by a Lender to any of the Developer Parcels, it being agreed that the Agency Option shall be subordinate to any valid first lien deed of trust or mortgage held by a Lender.”

Section 20.            Scope of Development. Attachment No. 1 Scope of Development is amended to conform the square footages and numbers of units in the revisions to the Subarea B improvements and Subarea C improvements as set forth in Section 2 of this Second Implementation Agreement.

Section 21.            Schedule of Performance. Attachment No. 7 Schedule of Performance is deleted and replaced with a new Schedule of Performance attached to this Second Implementation Agreement as Attachment 3.

Section 22.            Public-Private Feasibility Agreement. Section I.A and Section I.B. of Attachment No. 8 Public-Private Feasibility Agreement are deleted and replaced with the following:

“I.                       Use of Available Site-Generated Property Tax Increment

A.                       HUD Loan Repayment. As set out in Section 402.1.1, the Agency intends to obtain the HUD Loan from the City. As a condition of obtaining the HUD Loan, the City will require the Agency to execute a loan agreement and certain related documents to evidence the Agency’s obligation to repay the HUD Loan and to comply with the HUD Requirements (the “HUD Loan Documents”). If the Agency is successful in obtaining the HUD Loan, the Developer shall assume the Agency’s obligations under the HUD Documents concurrently with the conveyance by the Agency of Subarea B-2 to the Developer. In addition, as a condition of the conveyance of Subarea B-2, the Developer shall deliver to the Agency and the City a Guaranty, in a form reasonably acceptable to the Agency and the City, guarantying the Developer’s repayment of the HUD Loan. The Agency shall have the right to obtain payment on the Guaranty upon the Developer’s failure to make any payment on the HUD Loan required pursuant to the HUD Loan Documents, and with no duty on the part of the Agency to first enforce any remedy to collect amounts in default from Developer. The Developer’s assumption of the HUD Loan shall constitute the partial payment of the Purchase Price in the amount Eight Million Four Hundred Seventy Four Thousand One Hundred Eighty One Dollars ($8,474,181) which when combined with the payment of Three Million Eight Hundred Thirty Two Thousand Three Hundred Fifty Eight Dollars ($3,832,358) made by the Developer at the close of escrow of Subarea A shall equal a total Purchase Price of Twelve Million Three Hundred Six Thousand Five Hundred Thirty Nine Dollars ($12,306,539). The remainder of the amount of the HUD Loan in the amount of Five Million Five Hundred Twenty Five Thousand Eight Hundred Nineteen Dollars ($5,525,819) shall be credited to the Developer as an advance under the first phase of the Original Letter of Credit for a total Developer Advance, when added to the One Million One Hundred Sixty Seven Thousand Six Hundred Forty Two Dollars ($1,167,642), of Six Million Six Hundred Ninety Three Thousand Four Hundred Sixty One Dollars ($6,693461).

1.                            The Agency will use every reasonable effort to enter into an agreement with the City whereby the City will provide an EDI Grant to the Agency in the amount of One Million Eight Hundred Thousand Dollars ($1,800,000). The EDI Grant proceeds will be applied to the payment of interest accruing on the HUD Loan for the initial twenty four (24) months and for the payment of loan fees. Any remaining EDI Grant proceeds may be applied to eligible EDI costs, including acquisition related costs, with the prior approval of the City and the Agency.

2.                            Subject to all of the terms and conditions of this Agreement and in consideration for and subject to the condition that the Developer assumes the HUD Loan, as of the date the Developer assumes the HUD Loan, the Agency agrees to pay to the Developer or its Agency approved assignee a total of Six Million Fifty Thousand Dollars ($6,050,000) plus interest, as set forth below. The Agency payment to the Developer or its Agency approved assignee shall be an amount equal to fifty percent (50%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year from Subarea A (the “Subarea A 50% Increment”) and fifty percent (50%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year from Subarea B and Subarea C (the “Subarea B/C 50% Increment”). Interest on the Agency’s Six Million Fifty Thousand Dollars ($6,050,000) payment obligation shall be equal to the fixed interest rate under the HUD Loan and shall begin to accrue at the later of (a) the date the HUD Loan converts to a fixed rate or (b) of the first September 30th which follows the Completion Date. The Agency’s payment of the Six Million Fifty Thousand Dollars ($6,050,000) plus interest pursuant to this Section I.A.2 shall be allocated as follows. The Agency shall pay to the Developer, as the owner of the Subarea A Improvements, or its Agency approved assignee, a total of Three Million Dollars ($3,000,000) plus interest accrued thereon (the “Subarea A Increment Payment”). The Agency shall make the Subarea A Increment Payment set forth in this Section I.A.2. from Subarea A 50% Increment in annual installments on or before September 30th of each year, beginning with the first September 30th which follows the Completion Date of the Subarea A Improvements until such time as the Agency’s Subarea A Increment Payment obligation is paid in full or October 1st, 2028, whichever is earlier. The Agency shall pay to the Developer, as the owner of the Subarea B Improvements, or its Agency approved assignee, a total of Three Million Fifty Thousand Dollars ($3,050,000) plus interest accrued thereon (the “Subarea B Increment Payment”). The Agency shall make the Subarea B Increment Payment set forth in this Section I.A.2. from Subarea B/C 50% Increment in annual installments on or before September 30th of each year, beginning with the first September 30th which follows the Completion Date of the Subarea B Improvements until such time as the Agency’s Subarea B Increment Payment obligation is paid in full or October 1st, 2028, whichever is earlier. In no event shall the Agency’s total obligation under the Subarea A Increment Payment when added to the Subarea B Increment Payment exceed Six Million Fifty Thousand Dollars ($6,050,000) plus interest set forth herein. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Agency obligation) of Available Site-Generated Property Tax Increment.

3.                            If the Agency is unable to obtain the HUD Loan and the Original Letter of Credit required of the Developer is increased as a result thereof (hereinafter a “Trigger Event”), the Agency shall thereafter make payments to the Developer in an amount equal to the Available Site-Generated Property Tax Increment in the amounts set forth in this Paragraph I.A.3. The principal amount of the Agency obligation under this Paragraph I.A.3 shall equal Six Million Fifty Thousand Dollars ($6,050,000) on the date of the Trigger Event (the “Unpaid Principal”). The Unpaid Principal shall bear interest at the rate of six percent (6%) per annum from the date of the Trigger Event. The Agency shall make payments in the time and manner specified in Section I.A.2. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Unpaid Principal and interest thereon) of Available Site-Generated Property Tax Increment.

B.                         Repayment of Developer’s Advance of Costs. Subject to all of the terms and conditions of this Agreement (including, without limitation, the provisions of Paragraph I.E. below limiting the Agency’s payment obligation hereunder to particular sources of funds), the principal amount payable by the Agency to the Developer under this Paragraph I.B. of this Attachment No. 8 shall be an amount equal to (i) the amount of the Developer Advance determined pursuant to Section 402.6 of the Owner Participation Agreement; less (ii) the Acquisition Funds used by the Agency to acquire any portion of the Site; plus (iii) an amount equal to the Purchase Price; which net amount shall bear interest at the rate of six percent (6%) per annum from the date of disbursement.

1.                            Subject to all the terms and conditions of this Agreement, on or before September 30th of each year, beginning with the first September 30th which follows the Completion Date, and continuing until the Agency obligation under this Paragraph I.B. (and any accrued interest thereon) has been paid in full, the Agency shall pay to the Developer an amount equal to forty percent (40%) of Available Site-Generated Property Tax Increment received by the Agency during the prior Agency Fiscal Year. The Agency hereby covenants to refrain from taking any action that would diminish or impair in any way its receipt (and subsequent payment of the Agency obligation and interest thereon) of Available Site-Generated Property Tax Increment.

2.                            The Agency obligation purusant to this Paragraph I.B shall continue until the Agency obligation is paid in full or October 1st, 2028, whichever is earlier.”

Section 23.            HOME Requirements. A new Attachment No. 18 shall be added to the OPA entitled HOME Requirements. The form of the new Attachment 18 is attached to this Second Implementation Agreement as Attachment 4. As a result of the HOME funding for the Subarea A Improvements, the Developer shall comply with and shall cause its contractors and all subcontractors to comply with the requirements of the Davis-Bacon Act (40 U.S.C. 276 et seq.) in the construction of the Subarea A Improvements.

Section 24.            No Other Changes, Consistency. Notwithstanding any changes and deletions contained herein, all other provisions of the OPA remain the same. In the event of any conflict between the terms of the OPA and this Second Implementation Agreement, the terms of this Second Implementation Agreement shall govern.

IN WITNESS WHEREOF, the parties hereby have executed this Second Implementation Agreement as of the date first above written.

DEVELOPER:

SL No Ho, LLC a California limited liability company

		By:	/s/ Clifford P. Goldstein
Clifford P. Goldstein

		Its:	Authorized Member

AGENCY:

THE COMMUNITY REDEVELOPMENT AGENCY OF THE CITY OF LOS ANGELES, CALIFORNIA

		By:	/s/ Robert Ovrum
Robert Ovrum

		Its:	Chief Executive Officer

APPROVED AS TO FORM:

ROCKARD J. DELGADILLO CITY ATTORNEY

By:	/s/ Authorized Signatory
Assistant/Deputy City Attorney

APPROVED AS TO FORM:

By:	/s/ Authorized Signatory
Agency Special Counsel

TABLE 1

ANNUAL MARKET RENT FOR RESTRICTED UNITS CALCULATION EXAMPLE
NOHO COMMONS
LOS ANGELES, CALIFORNIA

		Subarea A	Subarea B-2
I.	Project Description
	Market Rate Units	323	250
	Restricted Units	115	28

	Total Units	438	278

II.	Number of Occupied Market Units by Category (1)
	One-Bedroom Units	158	NA
	Two-Bedroom Units	90	NA
	Residential Loft Units	NA	125

	Total Occupied Market Units	248	125

III.	Annualized Rental Revenue of Occupied Units by Category
	One-Bedroom Units	$2,652,000	NA
	Two-Bedroom Units	$2,061,000	NA
	Residential Loft Units	NA	$2,292,000

IV.	Average Annual Market Rent per Unit by Category
	One-Bedroom Units	$16,800	NA
	Two-Bedroom Units	$22,900	NA
	Residential Loft Units	NA	$18,300

V.	Occupancy Factor (2)	95%	95%

VI.	Average Effective Gross Income per Unit by Category
	One-Bedroom Units	$16,000	NA
	Two-Bedroom Units	$21,800	NA
	Residential Loft Units	NA	$17,400

VII.	Number of Restricted Units by Category
	One-Bedroom Units	60	NA
	Two-Bedroom Units	55	NA
	Residential Loft Units	NA	28

	Total Restricted Units	115	28

VIII.	Annual Market Rent for Restricted Units (VI x VII)	$2,159,000	$487,000

(1)                     Illustrative only, should be actual number of units occupied at calculation.

(2)                     Established in the Second Implementation Agreement to the OPA.

Prepared by: Keyser Marston Associates, Inc.

Filename: NoHo Commons_ 929 -10% Phase II; Att 2 - Table 1; jlr; 12/18/2003

TABLE 2

ANNUAL RENTAL SHORTFALL CALCULATION EXAMPLE
NOHO COMMONS
LOS ANGELES, CALIFORNIA

		Subarea A	Subarea B-2
I.	Annual Affordable Rent Calculation
	A. Maximum Allowable Annual Rent for Restricted Units	$1,126,100	$229,800

	B. Occupancy Factor (1)	95%	95%

	Annual Affordable Rent (A x B)	$1,070,000	$218,000

II.	Annual Rental Shortfall Calculation
	Annual Market Rent for Restricted Units	$2,159,000	$487,000
	(Less) Annual Affordable Rent	(1,070,000)	(218,000)

III.	Annual Rental Shortfall	$1,089,000	$269,000

(1)                     Established in the Second Implementation Agreement to the OPA.

Prepared by: Keyser Marston Associates, Inc.

Filename: NoHo Commons_ 929 - 10% Phase II; Att 2 - Table 1; jlr; 12/16/2003

TABLE 3

HOUSING SUBSIDY CALCULATION EXAMPLE
NOHO COMMONS
LOS ANGELES, CALIFORNIA

		Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
I.	Subarea A: Housing Subsidy
	Annual Market Revenues for Restricted Units (1)	$2,159,000	$2,234,600	$2,312,800	$2,393,700	$2,477,500	$2,564,200	$2,653,900	$2,746,800	$2,842,900	$2,942,400
	(Less) Annual Affordable Revenue(2)	(1,070,000)	(1,096,800)	(1,124,200)	(1,152,300)	(1,181,100)	(1,210,600)	(1,240,900)	(1,271,900)	(1,303,700)	(1,336,300)

	Annual Rental Shortfall Projection	$1,089,000	$1,137,800	$1,188,600	$1,241,400	$1,296,400	$1,353,600	$1,413,000	$1,474,900	$1,539,200	$1,606,100

	Subarea A: Housing Subsidy(3)	$21,336,000

II.	Subarea B: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$487,000	$504,000	$521,600	$539,900	$558,800	$578,400	$598,600	$619,600	$641,300	$663,700
	(Less) Annual Affordable Revenue(2)	(218,000)	(223,500)	(229,100)	(234,800)	(240,700)	(246,700)	(252,900)	(259,200)	(265,700)	(272,300)

	Annual Rental Shortfall Projection	$269,000	$280,500	$292,500	$305,100	$318,100	$331,700	$345,700	$360,400	$375,600	$391,400

	Subarea B: Housing Subsidy(3)	$5,175,000

(1)                     The Second Implementation Agreement establishes the annual increase in market rate unit rental revenue @ 3.50%.

(2)                     The Second Implementation Agreement establishes the annual increase in restricted unit rental revenue @ 2.50%.

(3)                     The Second Implementation Agreement establishes the discount rate @ 8.87%.

Prepared by: Keyser Marston Associates, Inc.

Filename: NoHo Commons_929 - 10% Phase II; Att 2 - Table 3; jlr; 12/16/2003

TABLE 3

HOUSING SUBSIDY CALCULATION EXAMPLE
NOHO COMMONS
LOS ANGELES, CALIFORNIA

		Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20
I.	Subarea A: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$3,045,400	$3,152,000	$3,262,300	$3,376,500	$3,494,700	$3,617,000	$3,743,600	$3,874,600	$4,010,200	$4,150,600
	(Less) Annual Affordable Revenue(2)	(1,369,700)	(1,403,900)	(1,439,000)	(1,475,000)	(1,511,900)	(1,549,700)	(1,588,400)	(1,628,100)	(1,668,800)	(1,710,500)

	Annual Rental Shortfall Projection	$1,675,700	$1,748,100	$1,823,300	$1,901,500	$1,982,800	$2,067,300	$2,155,200	$2,246,500	$2,341,400	$2,440,100

	Subarea A: Housing Subsidy(3)

II.	Subarea B: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$686,900	$710,900	$735,800	$761,600	$788,300	$815,900	$844,500	$874,100	$904,700	$936,400
	(Less) Annual Affordable Revenue(2)	(279,100)	(286,100)	(293,300)	(300,600)	(308,100)	(315,800)	(323,700)	(331,800)	(340,100)	(348,600)

	Annual Rental Shortfall Projection	$407,800	$424,800	$442,500	$461,000	$480,200	$500,100	$520,800	$542,300	$564,600	$587,800

	Subarea B: Housing Subsidy(3)

(1)                     The Second Implementation Agreement establishes the annual increase in market rate unit rental revenue @ 3.50%.

(2)                     The Second Implementation Agreement establishes the annual increase in restricted unit rental revenue @ 2.50%.

(3)                     The Second Implementation Agreement establishes the discount rate @ 8.87%.

TABLE 3

HOUSING SUBSIDY CALCULATION EXAMPLE

NOHO COMMONS

LOS ANGELES, CALIFORNIA

		Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29	Year 30
I.	Subarea A: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$4,295,900	$4,446,300	$4,601,900	$4,763,000	$4,929,700	$5,102,200	$5,280,800	$5,465,600	$5,656,900	$5,854,900
	(Less) Annual Affordable Revenue(2)	(1,753,300)	(1,797,100)	(1,842,000)	(1,888,100)	(1,935,300)	(1,983,700)	(2,033,300)	(2,084,100)	(2,136,200)	(2,189,600)

	Annual Rental Shortfall Projection	$2,542,600	$2,649,200	$2,759,900	$2,874,900	$2,994,400	$3,118,500	$3,247,500	$3,381,500	$3,520,700	$3,665,300

	Subarea A: Housing Subsidy(3)

II.	Subarea B: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$969,200	$1,003,100	$1,038,200	$1,074,500	$1,112,100	$1,151,000	$1,191,300	$1,233,000	$1,276,200	$1,320,900
	(Less) Annual Affordable Revenue(2)	(357,300)	(366,200)	(375,400)	(384,800)	(394,400)	(404,300)	(414,400)	(424,800)	(435,400)	(446,300)

	Annual Rental Shortfall Projection	$611,900	$636,900	$662,800	$689,700	$717,700	$746,700	$776,900	$808,200	$840,800	$874,600

	Subarea B: Housing Subsidy(3)

(1)          The Second Implementation Agreement establishes the annual increase in market rate unit rental revenue @ 3.50%.

(2)          The Second Implementation Agreement establishes the annual increase in restricted unit rental revenue @ 2.50%.

(3)          The Second Implementation Agreement establishes the discount rate @ 8.87%.

TABLE 3

HOUSING SUBSIDY CALCULATION EXAMPLE

NOHO COMMONS

LOS ANGELES, CALIFORNIA

		Year 31	Year 32	Year 33	Year 34	Year 35	Year 36	Year 37	Year 38	Year 39	Year 40
I.	Subarea A: Housinq Subsidy
	Annual Market Revenues for Restricted Units(1)	$6,059,800	$6,271,900	$6,491,400	$6,718,600	$6,953,800	$7,197,200	$7,449,100	$7,709,800	$7,979,600	$8,258,900
	(Less) Annual Affordable Revenue(2)	(2,244,300)	(2,300,400)	(2,357,900)	(2,416,800)	(2,477,200)	(2,539,100)	(2,602,600)	(2,667,700)	(2,734,400)	(2,802,800)

	Annual Rental Shortfall Projection	$3,815,500	$3,971,500	$4,133,500	$4,301,800	$4,476,600	$4,658,100	$4,846,500	$5,042,100	$5,245,200	$5,456,100

	Subarea A: Housing Subsidy(3)

II.	Subarea B: Housing Subsidy
	Annual Market Revenues for Restricted Units(1)	$1,367,100	$1,414,900	$1,464,400	$1,515,700	$1,568,700	$1,623,600	$1,680,400	$1,739,200	$1,800,100	$1,863,100
	(Less) Annual Affordable Revenue(2)	(457,500)	(468,900)	(480,600)	(492,600)	(504,900)	(517,500)	(530,400)	(543,700)	(557,300)	(571,200)

	Annual Rental Shortfall Projection	$909,600	$946,000	$983,800	$1,023,100	$1,063,800	$1,106,100	$1,150,000	$1,195,500	$1,242,800	$1,291,900

	Subarea B: Housing Subsidy(3)

(1)          The Second Implementation Agreement establishes the annual increase in market rate unit rental revenue @ 3.50%.

(2)          The Second Implementation Agreement establishes the annual increase in restricted unit rental revenue @ 2.50%.

(3)          The Second. Implementation Agreement establishes the discount rate @ 8.87%.

TABLE 4

ANNUAL PAYMENTS CALCULATION EXAMPLE

NOHO COMMONS

LOS ANGELES, CALIFORNIA

		SUBAREA A	SUBAREA B-2

I.	Housing Subsidy (Table 2)	$21,336,000	$5,175,000

II.	Cash Payment Calculation (1)
	HOME Funds	$5,000,000	$0
	Currently Available Housing Trust Funds	3,960,000	2,240,000

	Total Cash Payment	$8,960,000	$2,240,000

III.	Annual Agency Payment to Developer Calculation
	Net Housing Subsidy (I - II)	$12,376,000	$2,935,000
	Interest Rate (1)	6.0%	6.0%
	Amortization Period (FY 2006/07 - FY 2028/29)	23	23

	Annual Payments	$1,006,000	$239,000

(1)          Established in the Second Implementation Agreement to the OPA.

Prepared by: Keyser Marston Associates, Inc.

Filename: NoHo Commons_929 - 10% Phase II; Att 2 - Table 4; jlr; 12/16/2003